Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED BY-LAWS OF

ZOLL MEDICAL CORPORATION

The undersigned, being the Secretary of ZOLL Medical Corporation, a Massachusetts corporation (the “Corporation”), hereby certifies that the Board of Directors of the Corporation approved the following amendments to the Amended and Restated By-Laws, as amended (the “By-laws”), of the Corporation, effective as of the date indicated below.

1. Article I, Section 11 of the By-laws shall be amended and restated as follows:

“11. Presiding Officer. The Chairman or, in his absence, the Chief Executive Officer or, in his absence, such other officer as shall be designated by the Board of Directors, shall preside at all annual or special meetings of stockholders and shall have the power, among other things, to adjourn such meetings at any time and from time to time in accordance with the provisions of Section 5 and 6 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.”

2. The second paragraph of Article II, Section 7 of the By-laws shall be amended and restated as follows:

“Special meetings of the Board of Directors may be called, orally or in writing, by the Board of Directors, by the Chairman of the Board or by the Chief Executive Officer designating the time, date and place thereof.”

3. Article III of the By-laws shall be amended and restated as follows:

“SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

SECTION 2. Appointment. At the first meeting of the Board of Directors following the annual meeting of stockholders, the Board of Directors shall appoint the Chief Executive Officer, the President, the Treasurer and the Secretary. Other officers may be appointed by the Board of Directors at such meeting of the Board of Directors or at any other regular or special meeting.

SECTION 3. Qualification. The Chairman of the Board shall be elected from the members of the Board of Directors, but no other officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4. Tenure. Except as otherwise provided by the Articles of Organization or by these By-laws, each of the officers of the Corporation shall hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders, and until his or her successor is appointed and qualified or until his or her earlier resignation or removal.

SECTION 5. Resignation. Any officer may resign by delivering his or her written resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

SECTION 6. Removal. Except as otherwise provided by law, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the entire number of Directors then in office; provided, that an officer may be removed for cause only after reasonable notice and opportunity to be heard by the Board of Directors.

SECTION 7. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 8. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 9. Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate. If there is no Chairman of the Board or if he or she is absent, the Chief Executive Officer shall preside, when present, at all meetings of stockholders and of the Board of Directors.

SECTION 10. Chairman of the Board. The Chairman of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall have such other powers and shall perform such other duties as the Board of Directors may from time to time designate.

SECTION 11. President. The President, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 12. Chief Financial Officer. The Chief Financial Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 13. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer.

Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 15. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities.

Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 16. Other Powers and Duties. Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, and in addition to the powers and duties otherwise set forth in this Article III, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.”

Date: January 26, 2011

/s/ Stephen Korn
Stephen Korn, Secretary

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